SHAREHOLDER MEETING
On December 1, 2004, the Annual Meeting of the Fund was held to elect nine Trustees.

Proxies covering 179,745,429 shares of beneficial interest were voted at the meeting. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified (there were no current nominees for election by the preferred shareholders), with the votes tabulated as follows:

                                                                WITHHELD
                                     FOR                        AUTHORITY
James F. Carlin                      177,262,597                2,482,832
Richard P. Chapman Jr.               177,333,789                2,411,640
William H. Cunningham                177,237,093                2,508,336
Ronald R. Dion                       177,392,492                2,352,937
Charles L. Ladner                    177,341,477                2,403,952
John H. Moore                        177,385,292                2,360,137
Patti McGill Peterson                177,334,202                2,411,227
Steven R. Pruchansky                 177,312,525                2,432,904
James A. Sheperdson                  177,391,511                2,353,918